Exhibit 3.2

REIT MANAGEMENT & RESEARCH INC.

ARTICLES OF AMENDMENT

Reit Management & Research Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Article V of the Articles of Amendment and Restatement of the Corporation (the “Charter”) is hereby amended to add the following immediately at Section 5.07:

“Section 5.08  Stockholders’ Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the MGCL and notice of such action or actions is given by the Corporation to each holder of shares of stock of the Corporation within ten (10) days of the effective date of the action or actions.”

SECOND:  Former Section 5.08 and Section 5.09 of the Charter are hereby reordered as Section 5.09 and Section 5.10, respectively.

THIRD:  These Articles of Amendment to the Charter of the Corporation were duly adopted as of the date hereof, by the unanimous written consent of all of the directors of the Corporation, pursuant to Section 2-408(c) of the Corporations and Associations Article of the Annotated Code of Maryland and by the unanimous written consent of all of the stockholders of the Corporation entitled to vote thereupon pursuant to Section 2-505(a) of the Corporations and Associations Article of the Annotated Code of Maryland.

FOURTH:  The undersigned acknowledges the foregoing amendment of the Charter to be the corporate act of the Corporation and as to all matters and facts required to be verified under oath, the undersigned acknowledges that to the best of the undersigned’s knowledge, information and belief, these matters and facts are true in all material respects and that that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 30th day of July, 2015.

ATTEST:	REIT MANAGEMENT & RESEARCH INC.

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, Managing Director,
President and Chief Executive Officer